Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Third-Quarter 2017 Results

OKLAHOMA CITY – Oct. 31, 2017 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the third quarter of 2017. Also included within the release is the company’s guidance outlook for the fourth quarter of 2017.

Highlights

•	Production exceeds midpoint of hurricane-adjusted guidance

•	50 high-rate wells brought online with average rates exceeding 2,100 Boe per day

•	Capital expenditures were 12 percent below guidance year to date

•	Divestiture program reaches $420 million of asset sales

•	Free cash flow increases cash balance to $2.8 billion

“We continue to deliver outstanding well productivity from our U.S. resource plays as we execute on our development plans,” said Dave Hager, president and CEO. “During the quarter, we had some of the best drill-bit results in Devon’s history with 50 new wells averaging 30-day rates in excess of 2,100 Boe per day. Importantly, we delivered these prolific wells with a capital investment that was below the low end of our guidance range for the third consecutive quarter.”

“With these strong results, we remain on track to achieve our 2017 exit rate production targets, and we are positioned to deliver attractive, high rate-of-return growth in 2018,” said Hager. “A key driver of our operational momentum is the advancement of multi-zone development activity across our world-class STACK and Delaware Basin opportunities. With several projects underway, this cutting-edge development technique will optimize per-section recoveries, while improving capital efficiencies by 20 percent.”

Production Exceeds Midpoint of Hurricane-Adjusted Guidance

Devon’s net production in the third quarter averaged 527,000 oil-equivalent barrels (Boe) per day. This result exceeded the midpoint of the company’s Hurricane Harvey-adjusted guidance by 6,000 Boe per day. Of this total, oil production accounted for the largest component of the company’s product mix at 44 percent of total volumes.

The majority of Devon’s production was attributable to its U.S. resource plays, which averaged 403,000 Boe per day during the third quarter. Storm-related curtailments reduced production in the U.S. by approximately 15,000 barrels per day (65 percent oil) in the quarter, with the most significant impact in the south Texas Eagle Ford play.

The strongest asset-level performance in the quarter was from the company’s STACK assets, where production advanced 26 percent compared to 2016 exit rates.

In Canada, net production was at the top-end of guidance averaging 124,000 Boe per day during the third quarter. A maintenance event at Jackfish 2, completed over a three-week period in July, curtailed production by approximately 15,000 barrels per day in the third quarter. Devon’s Jackfish complex has returned to pre-turnaround production levels and exited September at rates that are 24 percent above nameplate capacity.

50 High-Rate Wells Brought Online with Rates Exceeding 2,100 Boe per Day

Devon continued to advance its development programs across its U.S. resource plays and exited the third quarter with 19 development rigs running. With this increased activity, the company commenced production on 50 high-rate wells that averaged initial 30-day rates of more than 2,100 Boe per day (50 percent oil).

This strong drill-bit productivity was highlighted by 14 new Meramec wells brought online in the STACK play that achieved average 30-day rates of greater than 2,300 Boe per day (55 percent oil). The Delaware Basin also delivered several high-rate oil wells. This activity was headlined by four new Bone Spring wells around the state-line area of southeast New Mexico that averaged 30-day rates of 1,750 Boe per day (75 percent oil).

These high-rate development wells showcase Devon’s asset quality and outstanding execution that has generated best-in-class well productivity in North America. Based on publicly available data over the past year, Devon’s 90-day production rates from new wells have achieved the highest rates of any U.S. onshore operator.

Strong Exit Rates Build Momentum into 2018

With operations fully restored from storm-related impacts, Devon remains on track to achieve its full-year 2017 target for U.S. oil production. Importantly, based on higher activity levels for the remainder of the year, the company forecasts its U.S. oil production from retained assets to exit the year at levels approximately 20 percent higher than the fourth quarter of 2016.

This strong production growth over the remainder of 2017 is driven by the company’s STACK and Delaware Basin assets, where 90 percent of its U.S. development rig activity is allocated. Combined, these two franchise growth assets are expected to advance their production by greater than 30 percent by the end of 2017 compared to the same period a year ago. With this strong growth in higher-margin production, liquids volumes are now projected to reach approximately 65 percent of Devon’s product mix by year-end.

In Canada, with maintenance at the Jackfish complex complete, the company expects to build strong momentum heading into 2018. For the fourth quarter of 2017, net production in Canada is forecasted to increase to a range of 137,000 to 143,000 Boe per day.

Capital Expenditures 12 Percent Below Guidance Year to Date

The company’s exploration and development capital expenditures in the third quarter totaled $548 million, which was below the low end of guidance for the third consecutive quarter. On a year-to-date basis, Devon’s capital investment has been 12 percent below the midpoint of guidance and amounted to 65 percent of the original capital budget provided in February.

This strong capital efficiency is driven by productivity gains in the STACK and Delaware Basin and the decoupling of historically bundled services. These efficiency improvements have largely offset industry inflationary pressures in 2017.

Due to these positive operating trends, Devon expects E&P capital spending to range from $2.0 billion to $2.1 billion in 2017. The company has not made any changes to its planned activity levels in 2017 and is on track to run approximately 20 development rigs across its U.S. resource plays by the end of 2017.

Third-Quarter 2017 Operations Report

For additional details on well results and other information about Devon’s E&P operations, please refer to the company’s third-quarter 2017 operations report at www.devonenergy.com. Highlights from the report include:

•	STACK production advances 26 percent year to date

•	Meramec pilot achieves average 30-day rates of 3,500 Boe per day

•	STACK full-field development underway with spudding of Showboat project

•	Initial Delaware Basin multi-zone project delivers cost savings of $1 million per well

•	Jackfish complex exits quarter 24 percent above nameplate capacity

•	Preliminary 2018 capital and production outlook

Midstream Profit Advances 9 Percent Year to Date

Devon’s midstream business generated operating profits of $242 million in the third quarter, expanding by 9 percent on a year-to-date basis compared to 2016. This growth was driven entirely by Devon’s strategic investment in EnLink Midstream.

Devon has a 64 percent ownership in EnLink’s general partner (NYSE: ENLC) and a 23 percent interest in the limited partner (NYSE: ENLK). In aggregate, the company’s ownership in EnLink has a market value of approximately $3.4 billion and is expected to generate cash distributions of approximately $270 million annually.

Cost Structure Continues to Improve

In addition to the shift to higher-value production, Devon plans to further expand margins with cost-reduction initiatives that are expected to achieve $1.4 billion of annualized operating and general and administrative expense (G&A) savings in 2017. In the third quarter, the company’s largest field-level cost, lease operating expenses (LOE), totaled $391 million, or $8.05 per Boe. This represents nearly $10 million of savings compared to the second quarter of 2017, with cost reductions achieved in both the U.S. and Canada.

Importantly, the company’s operating costs are expected to further improve on a per-unit basis in the fourth quarter of 2017. This improvement is driven by the combination of higher production rates and relatively flat LOE costs due to efficiency gains within field operations.

The company also effectively managed its G&A cost structure in the third quarter. Overhead expenses totaled $153 million, a 15 percent improvement compared to peak rates in the first half of the year. Savings were driven by lower employee-related costs.

Higher-Margin Production Nearly Doubles Cash Flow

Devon’s operating cash flow totaled $776 million in the third quarter. On a year-to-date basis, operating cash flow has reached $2.4 billion, a 96 percent increase compared to the same period a year ago. The higher cash flow is primarily attributable to improvements in commodity prices and a lower cost structure.

Devon’s reported net earnings totaled $228 million or $0.43 per diluted share in the third quarter. Adjusting for items that securities analysts typically exclude from their published estimates, the company’s core earnings totaled $242 million or $0.46 per diluted share, exceeding analyst consensus estimates.

Free Cash Flow Increases Cash Balance to $2.8 Billion

In the third quarter, the company’s upstream operations fully funded its capital requirements and generated free cash flow, which helped increase cash balances by $400 million to $2.8 billion at the end of September. This represents the third consecutive quarter that Devon has increased its cash balance, representing a total cash build of approximately $800 million year to date.

In addition to the company’s strong liquidity and investment-grade ratings, Devon’s financial position is further bolstered by its attractive hedge position. The company currently has approximately 65 percent of its estimated oil and gas production protected for the remainder of 2017 at attractive pricing points.

The company continues to accumulate hedges for 2018 and has protected the price of approximately 40 percent of estimated volumes for the first half of the year. Devon’s disciplined, risk-management program will continue to add hedges for the upcoming six quarters. This activity will consist of systematic hedges added on a quarterly basis and discretionary hedges that take advantage of favorable market conditions.

Asset Divestiture Program Reaches $420 Million of Asset Sales

The company’s financial strength will be further enhanced by proceeds from its ongoing divestiture program. In the third quarter, the divestiture program progressed with an additional $80 million of asset sales, increasing overall proceeds to $420 million to date.

The most significant asset remaining within this divestiture program is select leasehold within the Barnett Shale focused primarily in Johnson County. Data rooms for the Johnson County properties were opened at the end of September and initial bids are expected during the fourth quarter. Production associated with the assets in Johnson County is approximately 30,000 Boe per day.

Due to the closing of the Lavaca County assets at the end of the quarter and other minor asset sales, Devon’s fourth quarter production is expected to be reduced by 5,000 Boe per day (60 percent oil).

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP (generally accepted accounting principles) financial measures to the related GAAP information. Core earnings and core earnings per share referenced within the commentary of this release are non-GAAP financial measures. Reconciliations of these and other non-GAAP measures are provided within the tables of this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post an operations report to its website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Nov. 1, 2017, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding our business and operations are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in exploration and development activities; risks related to our hedging activities; counterparty credit risks; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks relating to our indebtedness; our ability to successfully complete mergers, acquisitions and divestitures; the extent to which insurance covers any losses we may experience; our limited control over third parties who operate our oil and gas properties; midstream capacity constraints and potential interruptions in production; competition for leases, materials, people and capital; cyberattacks targeting our systems and infrastructure; and any of the other risks and uncertainties identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Oil and bitumen (MBbls/d)
U. S. - Core	112	108	117	124
Heavy Oil	121	137	127	128

Retained assets	233	245	244	252
Divested assets	—	6	—	13

Total	233	251	244	265

Natural gas liquids (MBbls/d)
U. S. - Core	94	96	96	107
Divested assets	—	8	—	17

Total	94	104	96	124

Gas (MMcf/d)
U. S. - Core	1,185	1,231	1,195	1,292
Heavy Oil	16	18	17	20

Retained assets	1,201	1,249	1,212	1,312
Divested assets	—	75	—	165

Total	1,201	1,324	1,212	1,477

Oil equivalent (MBoe/d)
U. S. - Core	403	410	412	446
Heavy Oil	124	140	130	132

Retained assets	527	550	542	578
Divested assets	—	27	—	57

Total	527	577	542	635

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND

	2016		2017
	Quarter 3	Quarter 4	Quarter 1	Quarter 2	Quarter 3
Oil and bitumen (MBbls/d)
Barnett Shale	1	1	1	1	1
Delaware Basin	31	29	30	30	31
Eagle Ford	33	34	48	36	30
Heavy Oil	137	139	138	122	121
Rockies Oil	11	11	13	13	12
STACK	21	19	21	25	27
Other assets	11	11	10	11	11

Retained assets	245	244	261	238	233
Divested assets	6	—	—	—	—

Total	251	244	261	238	233

Natural gas liquids (MBbls/d)
Barnett Shale	44	43	43	42	36
Delaware Basin	12	10	10	10	11
Eagle Ford	13	11	15	11	12
Rockies Oil	1	1	1	1	1
STACK	23	21	26	31	32
Other assets	3	4	3	2	2

Retained assets	96	90	98	97	94
Divested assets	8	—	—	—	—

Total	104	90	98	97	94

Gas (MMcf/d)
Barnett Shale	730	710	683	675	672
Delaware Basin	92	89	88	96	90
Eagle Ford	85	90	119	96	88
Heavy Oil	18	18	23	14	16
Rockies Oil	19	17	15	17	11
STACK	292	284	287	298	313
Other assets	13	13	13	12	11

Retained assets	1,249	1,221	1,228	1,208	1,201
Divested assets	75	—	—	—	—

Total	1,324	1,221	1,228	1,208	1,201

Oil equivalent (MBoe/d)
Barnett Shale	166	163	158	155	148
Delaware Basin	59	54	54	56	57
Eagle Ford	61	60	83	63	57
Heavy Oil	140	141	141	124	124
Rockies Oil	16	15	17	18	16
STACK	92	88	95	105	111
Other assets	16	16	15	15	14

Retained assets	550	537	563	536	527
Divested assets	27	—	—	—	—

Total	577	537	563	536	527

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter 3		September YTD
	2017	2016	2017	2016
Oil ($/Bbl)—West Texas Intermediate (Cushing)	$48.14	$45.02	$49.48	$41.41
Natural Gas ($/Mcf)—Henry Hub	$2.99	$2.81	$3.17	$2.28

REALIZED PRICES	Quarter Ended September 30, 2017
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$47.12	$15.15	$2.45	$23.85
Canada	$32.25	N/M	N/M	$31.59

Realized price without hedges	$39.36	$15.15	$2.45	$25.67
Cash settlements	$0.54	$(0.03)	$0.12	$0.52

Realized price, including cash settlements	$39.90	$15.12	$2.57	$26.19

	Quarter Ended September 30, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$42.51	$9.80	$2.24	$20.26
Canada	$23.71	N/M	N/M	$23.23

Realized price without hedges	$32.27	$9.80	$2.24	$20.98
Cash settlements	$0.84	$0.10	$(0.04)	$0.32

Realized price, including cash settlements	$33.11	$9.90	$2.20	$21.30

	Nine Months Ended September 30, 2017
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$47.84	$14.62	$2.54	$24.44
Canada	$29.10	N/M	N/M	$28.50

Realized price without hedges	$38.08	$14.62	$2.54	$25.41
Cash settlements	$0.45	$(0.02)	$0.05	$0.29

Realized price, including cash settlements	$38.53	$14.60	$2.59	$25.70

	Nine Months Ended September 30, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$36.89	$8.84	$1.70	$17.16
Canada	$18.58	N/M	N/M	$18.15

Realized price without hedges	$28.03	$8.84	$1.70	$17.37
Cash settlements	$(0.57)	$(0.06)	$0.12	$0.02

Realized price, including cash settlements	$27.46	$8.78	$1.82	$17.39

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Oil, gas and NGL sales	$1,245	$1,113	$3,760	$3,023
Oil, gas and NGL derivatives	(144)	79	214	(30)
Marketing and midstream revenues	2,055	1,690	5,992	4,503
Asset dispositions and other	—	1,351	10	1,351

Total revenues and other	3,156	4,233	9,976	8,847

Lease operating expenses	391	355	1,176	1,215
Marketing and midstream operating expenses	1,813	1,480	5,319	3,884
General and administrative expenses	153	141	498	482
Production and property taxes	71	67	227	220
Depreciation, depletion and amortization	400	394	1,162	1,420
Asset impairments	2	319	9	4,851
Restructuring and transaction costs	—	(5)	—	266
Other operating items	—	17	11	41

Total operating expenses	2,830	2,768	8,402	12,379

Operating income (loss)	326	1,465	1,574	(3,532)
Net financing costs	127	243	370	570
Other nonoperating items	(73)	44	(124)	150

Earnings (loss) before income taxes	272	1,178	1,328	(4,252)
Income tax expense (benefit)	25	171	51	(228)

Net earnings (loss)	247	1,007	1,277	(4,024)
Net earnings (loss) attributable to noncontrolling interests	19	14	59	(391)

Net earnings (loss) attributable to Devon	$228	$993	$1,218	$(3,633)

Net earnings (loss) per share attributable to Devon:
Basic	$0.43	$1.90	$2.32	$(7.22)
Diluted	$0.43	$1.89	$2.31	$(7.22)
Weighted average common shares outstanding:
Basic	526	524	525	509
Diluted	529	527	528	509

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net earnings (loss)	$247	$1,007	$1,277	$(4,024)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	400	394	1,162	1,420
Asset impairments	2	319	9	4,851
Gains and losses on asset sales	1	(1,351)	(6)	(1,351)
Deferred income tax expense (benefit)	(14)	86	(20)	(300)
Commodity derivatives	144	(79)	(214)	30
Cash settlements on commodity derivatives	24	12	43	15
Other derivatives and financial instruments	9	21	16	329
Cash settlements on other derivatives and financial instruments	—	3	—	(148)
Asset retirement obligation accretion	16	19	47	58
Share-based compensation	33	23	122	163
Other	(85)	127	(134)	(31)
Net change in working capital	7	137	94	208
Change in long-term other assets	2	(3)	12	10
Change in long-term other liabilities	(10)	12	12	7

Net cash from operating activities	776	727	2,420	1,237

Cash flows from investing activities:
Capital expenditures	(735)	(421)	(2,203)	(1,659)
Acquisitions of property, equipment and businesses	(6)	(3)	(39)	(1,641)
Proceeds from sale of investment	—	—	190	—
Divestitures of property and equipment	209	1,680	323	1,889
Other	(1)	34	(5)	7

Net cash from investing activities	(533)	1,290	(1,734)	(1,404)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	413	816	2,208	1,662
Repayments of long-term debt	(571)	(2,173)	(1,950)	(2,722)
Payment of installment payable	—	—	(250)	—
Net short-term debt repayments	—	—	—	(626)
Early retirement of debt	—	(82)	(6)	(82)
Issuance of common stock	—	—	—	1,469
Issuance of subsidiary units	414	59	486	835
Dividends paid on common stock	(30)	(32)	(95)	(190)
Contributions from noncontrolling interests	18	146	47	152
Distributions to noncontrolling interests	(84)	(77)	(247)	(224)
Shares exchanged for tax withholdings	(3)	(2)	(67)	(30)
Other	—	(1)	(2)	(7)

Net cash from financing activities	157	(1,346)	124	237

Effect of exchange rate changes on cash	12	(9)	12	5

Net change in cash and cash equivalents	412	662	822	75
Cash and cash equivalents at beginning of period	2,369	1,723	1,959	2,310

Cash and cash equivalents at end of period	$2,781	$2,385	$2,781	$2,385

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30,	December 31,
	2017	2016
Current assets:
Cash and cash equivalents	$2,781	$1,959
Accounts receivable	1,462	1,356
Assets held for sale	—	193
Other current assets	379	264

Total current assets	4,622	3,772

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	78,470	75,648
Not subject to amortization	2,853	3,437

Total oil and gas	81,323	79,085
Midstream and other	11,097	10,455

Total property and equipment, at cost	92,420	89,540
Less accumulated depreciation, depletion and amortization	(75,338)	(73,350)

Property and equipment, net	17,082	16,190

Goodwill	3,964	3,964
Other long-term assets	1,891	1,987

Total assets	$27,559	$25,913

Current liabilities:
Accounts payable	$797	$642
Revenues and royalties payable	1,012	908
Short-term debt	20	—
Other current liabilities	1,003	1,066

Total current liabilities	2,832	2,616

Long-term debt	10,383	10,154
Asset retirement obligations	1,100	1,226
Other long-term liabilities	645	894
Deferred income taxes	665	648
Equity:
Common stock	53	52
Additional paid-in capital	7,207	7,237
Accumulated deficit	(428)	(1,646)
Accumulated other comprehensive earnings	297	284

Total stockholders’ equity attributable to Devon	7,129	5,927
Noncontrolling interests	4,805	4,448

Total equity	11,934	10,375

Total liabilities and equity	$27,559	$25,913

Common shares outstanding	525	523

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS

(in millions)

	Quarter Ended September 30, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,245	$—	$—	$1,245
Oil, gas and NGL derivatives	(144)	—	—	(144)
Marketing and midstream revenues	832	1,397	(174)	2,055
Asset dispositions and other	1	(1)	—	—

Total revenues and other	1,934	1,396	(174)	3,156

Lease operating expenses	391	—	—	391
Marketing and midstream operating expenses	843	1,144	(174)	1,813
General and administrative expenses	122	31	—	153
Production and property taxes	60	11	—	71
Depreciation, depletion and amortization	258	142	—	400
Asset impairments	—	2	—	2

Total operating expenses	1,674	1,330	(174)	2,830

Operating income	260	66	—	326
Net financing costs	77	50	—	127
Other nonoperating items	(69)	(4)	—	(73)

Earnings before income taxes	252	20	—	272
Income tax expense	23	2	—	25

Net earnings	229	18	—	247
Net earnings attributable to noncontrolling interests	—	19	—	19

Net earnings (loss) attributable to Devon	$229	$(1)	$—	$228

OTHER KEY STATISTICS

(in millions)

	Quarter Ended September 30, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$577	$199	$—	$776
Divestitures of property and equipment	$208	$1	$—	$209
Capital expenditures	$(545)	$(190)	$—	$(735)
Debt activity, net	$—	$(158)	$—	$(158)
EnLink distributions received (paid)	$66	$(150)	$—	$(84)
Issuance of subsidiary units	$—	$414	$—	$414
Balance sheet statement items:
Net debt (1)	$4,223	$3,399	$—	$7,622

(1)	Net debt is a non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended September 30, 2017	Nine Months Ended September 30, 2017
Exploration and development capital	$548	$1,401
Land and other acquisitions	16	46

Exploration and production (E&P) capital	564	1,447
Capitalized G&A and interest	75	224
Other	24	64

Devon capital expenditures (1)	$663	$1,735

(1)	Excludes $170 million and $636 million attributable to EnLink for the third quarter and first nine months of 2017, respectively.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

CORE EARNINGS

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. Accordingly, the company also uses the measures of core earnings and core earnings per share attributable to Devon. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on third-quarter 2017 earnings.

(in millions, except per share amounts)	Quarter Ended September 30, 2017
	Before-tax	After-tax	After Noncontrolling Interests	Per Diluted Share
Earnings attributable to Devon (GAAP)	$272	$247	$228	$0.43
Adjustments:
Fair value changes in financial instruments and foreign currency	106	40	39	0.08
Gains and losses on asset sales	1	1	—	—
Asset impairments	2	1	1	—
Deferred tax asset valuation allowance	—	(26)	(26)	(0.05)

Core earnings attributable to Devon (Non-GAAP)	$381	$263	$242	$0.46

NET DEBT

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

(in millions)	September 30, 2017
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$6,862	$3,541	$10,403
Less cash and cash equivalents	(2,639)	(142)	(2,781)

Net debt (Non-GAAP)	$4,223	$3,399	$7,622

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE

	Quarter 4
	Low	High
Oil and bitumen (MBbls/d)
U.S.(1)	120	125
Heavy Oil	135	140

Total	255	265

Natural gas liquids (MBbls/d)	99	103

Total(1)	99	103

Gas (MMcf/d)
U.S. (1)	1,170	1,200
Heavy Oil	14	16

Total	1,184	1,216

Oil equivalent (MBoe/d)
U.S. (1)	414	428
Heavy Oil	137	143

Total	551	571

(1)	Q4 U.S. production guidance is reduced by ~5,000 Boe per day (60 percent oil) associated with Lavaca County and other minor asset sales.

PRICE REALIZATIONS GUIDANCE

	Quarter 4
	Low	High
Oil and bitumen - % of WTI
U.S.	90%	100%
Canada	53%	63%
NGL - realized price	$13	$16
Natural gas - % of Henry Hub	75%	85%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS

	Quarter 4
($ millions, except %)	Low	High
Marketing & midstream operating profit	$245	$265
Lease operating expenses	$360	$410
General & administrative expenses	$150	$170
Production and property taxes	$65	$75
Depreciation, depletion and amortization	$400	$450
Other operating items	$10	$20
Net financing costs	$120	$130
Current income tax rate	5.0%	15.0%
Deferred income tax rate	20.0%	30.0%

Total income tax rate	25.0%	45.0%

Net earnings attributable to noncontrolling interests	$30	$40

CAPITAL EXPENDITURES GUIDANCE

	Quarter 4
(in millions)	Low	High
Exploration and production	$650	$700
Capitalized G&A	55	65
Capitalized interest	15	20
Other	20	30

Devon capital expenditures (1)	$740	$815

(1)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

Oil Commodity Hedges

	Price Swaps		Price Collars
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
Q4 2017	83,178	$53.83	79,200	$45.51	$57.41
Q1-Q4 2018	35,532	$51.65	45,860	$45.88	$55.88
Q1-Q4 2019	2,844	$50.87	4,079	$44.95	$54.95

Oil Basis Swaps

Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q4 2017	Midland Sweet	13,261	$(0.41)
Q4 2017	Western Canadian Select	92,696	$(14.54)
Q1-Q4 2018	Midland Sweet	23,000	$(1.02)
Q1-Q4 2018	Western Canadian Select	69,085	$(14.79)
Q1-Q4 2019	Midland Sweet	14,000	$(0.66)

Natural Gas Commodity Hedges

	Price Swaps		Price Collars
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)
Q4 2017	357,717	$3.20	455,000	$3.03	$3.41
Q1-Q4 2018	339,422	$3.07	164,982	$2.98	$3.29
Q1-Q4 2019	13,603	$3.05	16,068	$2.91	$3.21

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index. Commodity hedge positions are shown as of October 27, 2017.